Exhibit 10.4

EMPLOYEE NON-COMPETE AGREEMENT
This Employee Non-Compete Agreement ("Agreement") is entered into by and between Blackboxstocks, Inc., a Nevada corporation, with its principal place of business located at 5430 LBJ Freeway, Suite 1485, Dallas, Texas 75240, (the "Employer") and Gust Kepler (the "Employee") (the Employer and the Employee are collectively referred to herein as the "Parties") as of October 21, 2016 (the "Effective Date").
In consideration of the Employee's employment by the Employer as President, which the Employee acknowledges to be good and valuable consideration for the Employee's obligations hereunder, the Parties hereby agree as follows:
1. Confidential Information. The Employee understands and acknowledges that during the course of employment by the Employer, the Employee will have access to and learn about the Employer's confidential, proprietary, and trade secret information (Confidential Information), as defined below.
(a)  Confidential Information Defined.
For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems,  software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, and client lists of the Employer or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.
The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
The Employee understands and agrees that Confidential Information includes information developed by the Employee in the course of the Employee's employment by the Employer as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

(b)   Employer Creation and Use of Confidential Information.

The Employee understands and acknowledges that the Employer has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the design, development, marketing and exploitation of software applications and solutions to be used in conjunction with stock trading platforms. The Employee understands and acknowledges that as a result of these efforts, Employer has created, and continues to use and create, Confidential Information. The Employee further understands and acknowledges that this Confidential Information provides Employer with a competitive advantage over others in the marketplace and that Employer would suffer irreparable harm if Confidential Information is disclosed to its competitors.
(c)    Disclosure and Use Restrictions.

The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer, except as required in the performance of the Employee's authorized employment duties to the Employer. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to the President of the Company.
The Employee understands and acknowledges that the Employee's obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after beginning employment with the Employer) and shall continue during and after the Employee's employment by the Employer until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.
(d)   Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA").

Notwithstanding any other provision of this Agreement:

(i)	The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:
(A)
    is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(ii)
    if the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee:

(A)	files any document containing the trade secret under seal; and
(B)	does not disclose the trade secret, except pursuant to court order.
2.             Restrictive Covenants.
(a)   Acknowledgment.

The Employee understands that the nature of the Employee's position gives the Employee access to and knowledge of Confidential Information and places the Employee in a position of trust and confidence with the Employer and that the Employee will benefit from the Employer's goodwill. The Employee understands and acknowledges that the Employer invested significant time and expense in developing the Confidential Information and goodwill.
The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer's legitimate business interests in its Confidential Information and goodwill. The Employee further understands and acknowledges that the Employer's ability to reserve these for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer and that the Employer would be irreparably harmed if the Employee violates the restrictive covenants below.
(b) Non-Competition.

Because of Employer's legitimate business interest as described herein and the good and valuable consideration offered to the Employee, the receipt and sufficiency of which is acknowledged, during the term of Employee's employment and for the twelve (12) months, to run consecutively, beginning on the last day of the Employee's employment with the Employer, for any reason or no reason and whether employment is terminated at the option of the Employee or the Employer, the Employee agrees and covenants not to engage in any Prohibited Activity.

For purposes of this non-compete clause, "Prohibited Activity" is activity in which the Employee contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Employer, including those engaged in the business of in the design, development, marketing and exploitation of software applications and solutions to be used in conjunction with stock trading platforms. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information.
Nothing herein shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.
This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the President of the Company.
(c)    Non-Solicitation of Employees.

Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, any employee of the Employer in the six (6) months preceding the last day of Employee's employment (collectively, "Covered Employee"), or induce the termination of employment of any employee of the Employer during twelve (12) months, to run consecutively, beginning on the last day of the Employee's employment with the Employer.
(d)   Non-Solicitation of Customers.

The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in developing customer relationships, customer information and goodwill, and that because of the Employee's experience with and relationship to the Employer, he will have access to and learn about much or all of the Employer's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to services.
The Employee understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Employer.
The Employee agrees and covenants, for a period of twelve (12) months, to run consecutively, beginning on the last day of the Employee's employment with the Employer, not to directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, attempt to contact or meet with the Employer's current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Employer.

This restriction shall only apply to each of the following:
•	Customers or prospective customers the Employee contacted in any way during the six (6) months before the last day of the Employee's employment with the Employer.
•	Customers about whom the Employee has trade secret or Confidential Information.
•	Customers who became customers during the Employee's employment with the Employer.
•	Customers about whom the Employee has information that is not available publicly.
3. Acknowledgment: "At-Will" Employment Status. The Employee acknowledges and agrees that the Employee's services to be rendered to the Employer are of a special and unique character; that the Employee will obtain knowledge and skill relevant to the Employer's industry, methods of doing business, and marketing strategies by virtue of the Employee's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Employer.
                   The Employee further understands and acknowledges that the amount of the Employee's compensation reflects, in part, the Employee's obligations and the Employer's rights under this Agreement; that the Employee has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; that the Employee will not be subject to undue hardship by reason of the Employee's full compliance with the terms and conditions of this Agreement or the Employer's enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.
4. Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby agrees and acknowledges that the Employer will suffer immediate and irreparable injury, for which monetary damages will not be an adequate remedy. The Employee further acknowledges and agrees that the Employer shall be entitled to immediate injunctive relief, including a temporary restraining order, a temporary injunction, a permanent injunction, or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. The Employee further agrees and acknowledges that the aforementioned equitable relief shall be in addition to, not in lieu of, and without prejudice to, any legal remedies, monetary damages, or other available forms of relief.
5. Successors and Assigns.
(a) Assignment by the Employer.

To the extent permitted by state law, the Employer may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and its successors and assigns.

(b) No Assignment by the Employee.

The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.
6. Warranty. Employee represents and warrants that the Employee is not a party to any non-compete restrictive covenant or related contractual limitation that would interfere with or hinder the Employee's ability to undertake the obligations and expectations of employment with the Employer.
7. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Texas, county of Dallas. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
8. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
9. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the President of the Employer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.
10.              Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
   The Parties further agree that any such court is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.
   The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

11. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart's signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

Employer: Blackboxstocks Inc.
By______________________________ Name: ___________________________ Title: ____________________________
Employee:
Signature:____________________________ Print Name: ___________________________